[DIGITAS LOGO]

Contact: Nina Kondo
(617) 867-1125
nkondo@digitas.com

DIGITAS PROVIDES UPDATE ON EXPECTED FOURTH QUARTER RESULTS
AND ANNOUNCES MANAGEMENT REORGANIZATION

•    Company Increases Fourth Quarter Revenue
and Earnings Expectations
•    Reorganization Puts Emphasis on Service Delivery, Client
Relationships, and Operational Effectiveness

BOSTON, December 10, 2002—Digitas Inc. (Nasdaq: DTAS) today said it anticipates that fee revenue for the quarter ending December 31, 2002, will be better than management’s previously announced expectations. Digitas said it now anticipates fee revenue for the fourth quarter of $50 million—$52 million, as compared with $48 million—$50 million in fee revenue forecasted in the company’s earnings announcement for the third quarter of 2002. Digitas expects fee revenue for the full year ending December 31, 2002, will be $203 million—$205 million as compared with $201 million—$203 million previously forecasted. The company also expects pro forma cash earnings1 of $0.05—$0.07 per share for the fourth quarter of 2002 compared to $0.03—$0.05 as previously announced, and $0.22—$0.24 per share for the full year, compared to $0.20—$0.22 as previously announced.

The company also announced that Michael Ward, President and Chief Operating Officer, will be leaving Digitas at the end of the company’s fourth quarter to join Bain Capital, Inc. Ward, who joined Digitas in 1997, was previously employed by Bain & Company.
As a result, the company has made several management changes to enhance service delivery and to more effectively leverage and scale operations between established and growing offices.

The company has consolidated the business into three regions under three senior executives. Robert Willms, formerly President, Digitas Central and West, will become responsible for the Boston and San Francisco offices as President, Boston and San Francisco. Laura Lang, President, Digitas New York, will assume additional responsibility for the Chicago Region as President, New York and Chicago. Greg Johnson continues as President of Digitas Europe and adds responsibility for corporate strategy as President, Europe and Corporate Strategy.

Robert Cosinuke is being named President of Global Capabilities. In his new role, Cosinuke will head all capabilities, training and development, employee relations, and corporate marketing. Cosinuke joined the company in 1991, and his most recent role was as President of the Boston office.

Jeffrey Coté, Executive Vice President and Chief Financial Officer since January 2001, is being named to the additional post of Chief Operating Officer. In addition to managing the company’s financial affairs and facilities, Coté will assume responsibility for global operations and resource management.

The entire executive team—Rob Cosinuke, Jeff Coté, Greg Johnson, Laura Lang, Tom Lemberg, General Counsel and Executive Vice President, and Rob Willms—will report to Chairman and Chief Executive Officer David Kenny.

“We are saddened by Michael’s decision to leave the Digitas family,” Kenny said. “Through his leadership, he has made tremendous contributions to the company over the past five years. Although we are fortunate to have such a strong and deep leadership team, Michael will be sorely missed. We wish him the best in his new role at Bain Capital.”

Commenting on the reorganization and expected fourth quarter results, Kenny added, “Although the economy remains uncertain, the company is stronger today than at any point in the past two years. This reorganization further strengthens Digitas by delayering overhead and placing senior-level attention on developing and scaling our offerings. It creates more bandwidth for sharing our most senior people with each of our clients. By putting our most experienced leaders more directly in charge of the people and processes that can drive better value for our clients and, in turn, our investors, we believe that as the economy recovers, Digitas will be well-positioned to realize sustained growth.”

About Digitas

Digitas helps the world’s leading companies attract, retain, and grow profitable customer relationships. We do it by providing the marketing programs, customer strategy, technology platforms, and channel operations support that enable our clients to achieve measurable, lasting improvement in their marketing productivity. As a result, Digitas clients are leaders in their industries.

Our client roster includes Allstate, American Express, AT&T, Bayer Pharmaceuticals, Best Buy, Celebrity Cruises, Delta Air Lines, FedEx, General Motors, L.L.Bean, Morgan Stanley, Terra Lycos, Williams-Sonoma, and Xerox, to name a select few.

Digitas employs more than 1,100 talented people and has offices in Boston, Chicago, London, New York, and San Francisco. Please visit www.digitas.com to find out how we combine marketing with technology to deliver extraordinary results.

1The company’s pro-forma cash earnings(loss) calculation excludes from its GAAP earnings(loss) amortization of intangible assets, stock-based compensation, nonrecurring restructuring charges, and extraordinary items, if any, and employs the company’s actual tax provision. The company believes its pro-forma cash earnings(loss) calculations are meaningful as they exclude any nonrecurring and noncash charges to the operations of the business.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding expectations with respect to future revenues, profitability and working capital and statements regarding the company’s future business prospects. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services, competitive factors in the company’s markets, the company’s ability to sublet its excess real estate in the anticipated time frame, and the company’s ability to effectively manage its growth and client relationships, among other factors. A more complete review of the risks and uncertainties potentially impacting the company’s future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas senior management today represents a point-in-time estimate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.